Exhibit 10.10

PURCHASE AND SALE AGREEMENT

(MULTI-COUNTRY PLATFORM)

BY AND BETWEEN

GRUPO TELEVISA, S.A.

AND

THE DIRECTV GROUP, INC.

Dated as of October 8, 2004

i

8.1	Termination	20
8.2	Survival	20
8.3	Indemnification by Televisa	20
8.4	Indemnification by DIRECTV	20

ARTICLE 9 MISCELLANEOUS		21

9.1	Terms Generally	21
9.2	Expenses	21
9.3	Notices	22
9.4	Governing Law; Jurisdiction.	23
9.5	Binding Effect	24
9.6	Assignment	24
9.7	No Third Party Beneficiaries	24
9.8	Amendment; Waivers, etc.	24
9.9	Remedies	24
9.10	Entire Agreement	24
9.11	Severability	25
9.12	Construction	25
9.13	Headings	25
9.14	Counterparts; Facsimile	25

ii

PURCHASE AND SALE AGREEMENT

(Multi-Country Platform)

THIS PURCHASE AND SALE AGREEMENT is made as of the 8th day of October, 2004, by and between Grupo Televisa, S.A., a Mexican corporation (“Televisa”), and The DIRECTV Group, Inc., a Delaware corporation (“DIRECTV”).

RECITALS

A. Televisa owns (i) directly all of the outstanding capital stock of Televisa DTH Techco, Inc., a Delaware corporation (“Televisa DTH”), and (ii) indirectly, all of the outstanding capital stock of DTH LLC, a Delaware limited liability company (“DTH LLC”).

B. Televisa DTH owns (i) one hundred (100) shares (the “Televisa MCOP Common Shares”) of common stock, par value $.01 per share (“Televisa MCOP Common Stock”), and (ii) Galavision DTH, S. de R.L., a Mexican corporation (“Galavision”), owns one hundred and sixty-six (166) shares (the “Televisa MCOP Preferred Shares”, and together with the Televisa MCOP Common Shares, the “Televisa MCOP Shares”) of Series A Preferred Stock, par value $.01 per share (the “Televisa MCOP Preferred Stock”, of Televisa MCOP Holdings, Inc., a Delaware corporation (“Televisa MCOP”), which Televisa MCOP Shares constitute all of the issued and outstanding shares of capital stock of Televisa MCOP.

C. Televisa MCOP owns a 30% general partner interest in Sky Multi-Country Partners, a general partnership (“MCOP”).

D. Televisa DTH owns:

(i) a 30% general partner interest in Sky Latin America Partners, a general partnership (“Sky Partners”); and

(ii) a 30% general partner interest in DTH Techco Partners, a general partnership (“Techco”).

E. PanAmSat Corporation, a Delaware corporation, as assignee of PanAmSat International Systems, Inc. (“PanAmSat”), and MCOP are parties to that certain Transponder Service Agreement, dated March 5, 1998 (the “MCOP Transponder Agreement”).

F. To induce PanAmSat to enter into the MCOP Transponder Agreement, among other things, Televisa made that certain Guaranty, dated March 5, 1998 (the “Televisa/PanAmSat Guaranty”), in favor of PanAmSat, pursuant to which Televisa severally (and not jointly) guaranteed 30% of the obligations of MCOP under the MCOP Transponder Agreement.

G. Simultaneously herewith, DIRECTV is entering into a Guaranty, dated as of the date hereof (the “DIRECTV/PanAmSat Replacement Guaranty”), pursuant to which, among other things, DIRECTV has agreed to guaranty in full all obligations of Televisa and its affiliates under the Televisa/PanAmSat Guaranty, whether arising before, on or after the date hereof.

H. Simultaneously herewith, and in consideration for the execution by DIRECTV of the DIRECTV/PanAmSat Replacement Guaranty, PanAmSat is entering into a “Termination and Release of Guaranty” in order to, among other things, terminate the Televisa/PanAmSat Guaranty and release Televisa and its affiliates from all of their obligations and liabilities to PanAmSat under the MCOP Transponder Agreement, the Televisa/PanAmSat Guaranty and any related agreements.

I. Simultaneously herewith, DIRECTV is entering into agreements with (i) News Corporation Limited, an Australian corporation (“News”), pursuant to which, among other things, DIRECTV is acquiring as of the date hereof News’ indirect 30% general partner interest in MCOP, News’ indirect 30% general partner interest in Sky Partners, and News’ indirect 30% general partner interest in Techco (collectively, the “News Transactions”), and (ii) Liberty Media International, Inc., a Delaware corporation (“Liberty”), pursuant to which, among other things, DIRECTV is acquiring as of the date hereof Liberty’s indirect 10% general partner interest in MCOP, Liberty’s indirect 10% general partner interest in Sky Partners, and Liberty’s indirect 10% general partner interest in Techco (collectively, the “Liberty Transactions”). In addition, DIRECTV intends to enter into an agreement (the “Globo Purchase Agreement”) with Globo Comunicações e Participações S.A., a Brazilian sociedade anônima (“Globo”), pursuant to which, among other things, DIRECTV will agree to acquire concurrently therewith Globo’s indirect 30% general partner interest in Sky Partners and Globo’s indirect 30% general partner interest in Techco and, subject to certain conditions, Globo’s indirect 30% general partner interest in MCOP (collectively, the “Globo Transactions”), and together with the News Transactions, the Liberty Transactions and the transactions contemplated by this Agreement, the “MTS Transactions”).

J. DIRECTV desires to purchase from Televisa DTH, and Televisa DTH desires to sell, assign and transfer to DIRECTV, the Sky Partners Interest simultaneously herewith upon the terms and subject to the delivery of documents set forth herein.

K. In addition, DIRECTV desires to purchase from Televisa, and Televisa desires to sell, assign and transfer to DIRECTV, the Televisa MCOP Shares in the future upon the terms and subject to the conditions set forth herein.

NOW, THEREFORE, in consideration of foregoing (including, without limitation, the Termination and Release of Guaranty and the DIRECTV/PanAmSat Replacement Guaranty), and the respective representations, warranties, covenants, agreements and conditions hereinafter set forth, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties hereby agree, intending to be legally bound, as follows:

AGREEMENTS

ARTICLE 1

DEFINITIONS

1.1 Definitions. The following terms in this Agreement shall have the following meanings:

“Affiliate” means, with respect to: (i) DIRECTV, any Person, present or future, which is directly or indirectly in Control of, is Controlled by, or is under common Control with, DIRECTV; (ii) Televisa, Televisa MCOP or Televisa DTH, any Person, present or future which is directly or indirectly in Control of, is Controlled by, or is under common Control with, Televisa, Televisa MCOP or Televisa DTH, as applicable; provided, that (x) none of News nor any of its Controlled Affiliates shall be deemed to be Affiliates of DIRECTV, (y) none of DIRECTV nor any of its Controlled Affiliates shall be deemed to be an Affiliate of News, and (z) none of MCOP, Sky Partners or Techco, nor any of their respective Controlled Affiliates, shall be deemed to be Affiliates of Televisa, Televisa MCOP, Televisa DTH or DIRECTV.

“Agreement” means this Purchase and Sale Agreement, including all Exhibits, Schedules and Annexes attached hereto, as the same may be amended, restated or supplemented from time to time.

“Amended and Restated Techco Partnership Agreement” has the meaning set forth in Section 4.1(b).

“Assignment and Assumption of Partnership Interest Agreement” means the Assignment and Assumption of Partnership Interest Agreement in the form attached as Annex A hereto.

“Books and Records” means, with respect to any corporation, such corporation’s books, records, files, papers, minute books, tax records and other corporate records (including historical financial records) whether in hard copy or computer format.

“Business Day” means any day, other than a Saturday or a Sunday or a day on which banking institutions in New York, New York (United States of America) or Mexico City (Mexico) are authorized or obligated by law or executive order to close.

“Closings” means, collectively, the Initial Closing and the Subsequent Closing.

“CNTV” has the meaning set forth in Section 2.3(b)(iv).

“CNTV Condition” has the meaning set forth in Section 2.3(b)(iv).

“CNTV Consent” has the meaning set forth in Section 2.3(b)(iv).

“Code” means the Internal Revenue Code of 1986, as amended from time to time, and any subsequent United States federal tax law of similar import, and, to the extent applicable, the regulations promulgated thereunder.

“Consent” means any consent, approval, authorization, waiver, permit, grant, franchise, concession, agreement, license, certificate, exemption, order, registration, declaration, filing, report or notice of, with or to any Person, including any Governmental Consent.

“Contract” means any oral or written contract, agreement, covenant, commitment, arrangement, understanding, settlement, indenture, note bond, loan, instrument, lease, guarantee, conditional sales contract, mortgage, deed of trust, security agreement, royalty, license, franchise or insurance policy, in each case as amended, supplemented, waived or otherwise modified.

“Control” (together with the correlative meanings, “Controlled by” or “under common Control with”) means the possession, direct or indirect, of the power to direct, or cause the direction of, the management and policies of a Person whether through the ownership of shares or ownership interests, voting rights, by contract or otherwise.

“Controlled Affiliate” means, with respect to a Person, any Affiliate that is Controlled by such Person.

“DIRECTV” has the meaning set forth in the preamble to this Agreement.

“DIRECTV/PanAmSat Replacement Guaranty” has the meaning set forth in Recital G.

“DIRECTV Party Indemnitees” has the meaning set forth in Section 8.3.

“DTH Business” means the business of developing and distributing television, audio and related entertainment programming services through direct-to-home satellite transmission.

“DTH LLC” has the meaning set forth in Recital A of this agreement.

“DTH USA” means DTH USA, Inc., a Delaware corporation and a Controlled Affiliate of Globo.

“Final Determination” means, respect to the IRS Tax Audit, the final, conclusive and binding resolution of liability for income tax of all of the partners of MCOP for the taxable years 1998, 1999 and 2000: (a) by the filing of IRS Form 870 or 870-AD or any successor form thereto that, if binding on Televisa MCOP or MCOP, has been approved in form and substance by Televisa (such approval not to be unreasonably withheld or delayed); (b) by a decision, judgment, decree or other order of a court of competent jurisdiction, which has become final, binding and unappealable, provided that, if such decision, judgment, decree or other order is binding on Televisa MCOP or MCOP, the form and substance of any related filing of petition for judicial review, any appeal with respect to any related judicial determination or any settlement of any related judicial proceeding has been approved by Televisa (such approval not to be unreasonably withheld or delayed) ; (c) by a final, binding and conclusive closing agreement or accepted offer in compromise under Section 7121 or 7122 of the Code that, if binding on Televisa MCOP or MCOP, has been approved in form and substance by Televisa (such approval not to be unreasonably withheld or delayed); or (d) by any other final, binding and conclusive disposition, including by reason of expiration of the applicable statute of limitations or by mutual agreement(s) between and the U.S. Internal Revenue Service and all of the partners of MCOP (and, if applicable, MCOP) in such taxable years that, if binding on Televisa MCOP or MCOP, has been approved in form and substance by Televisa (such approval not to be unreasonably withheld or delayed) unless such disposition occurred by reason of expiration of the applicable statute of limitations; provided, however, that if any partner of MCOP (or any Person that controls any partner of MCOP) during such taxable years obtains greater approval rights with respect to the conduct and resolution of the IRS Tax Audit pursuant to any written or oral agreement, arrangement or understanding than those provided for in this definition, then this definition shall be deemed to be amended to include such greater rights in each place herein that refers to approval rights of Televisa.

“First Amendment to MCOP Partnership Agreement” means the First Amendment to Agreement of General Partnership of MCOP substantially in the form attached hereto as Annex B.

“Galavision” has the meaning set forth in Recital B of this Agreement.

“Globo” has the meaning set forth in Recital I of this Agreement.

“Globo Purchase Agreement” has the meaning set forth in Recital I of this Agreement.

“Globo Transactions” has the meaning set forth in Recital I of this Agreement.

“Governmental Authority” means any nation or government, any state or other political subdivision thereof, and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

“Governmental Consents” means all consents, filings, permits, registrations, declarations and approvals of Governmental Authorities that are necessary in order to consummate the transactions contemplated by this Agreement.

“Initial Closing” has the meaning set forth in Section 5.2.

“Interests” means, collectively, the Sky Partners Interest and the MCOP Interest.

“IRS Tax Audit” means the audit currently in progress before the U.S. Internal Revenue Service with respect to MCOP and its partners for the taxable years 1998 through 2000.

“Knowledge” means, with respect to any Person other than natural persons, the actual knowledge of its officers, directors and senior management and, in the case of natural persons, the actual knowledge of such natural person.

“Law” means all applicable provisions of all (a) constitutions, treaties, statutes, laws (including the common law), codes, rules, regulations, ordinances or orders of any Governmental Authority, (b) Governmental Consents and (c) orders, decisions, injunctions, judgments, awards and decrees of or agreements with any Governmental Authority.

“Liability” means any liability or obligation of any kind whatsoever (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether matured or unmatured, whether liquidated or unliquidated and whether due or to become due).

“Liberty” has the meaning set forth in Recital I of this Agreement.

“Liberty MCOP” means Liberty Multi-Country DTH, Inc., a Colorado corporation and a Controlled Affiliate of Liberty as of the date hereof and, following the consummation of the Liberty Transactions, a Controlled Affiliate of DIRECTV.

“Liberty Transactions” has the meaning set forth in Recital I of this Agreement.

“Lien” means any lien, mortgage, pledge, security interest, deed of trust, option, order, decree, judgment, restriction, charge, claim, voting agreement, liability or encumbrance of any kind whatsoever.

“Litigation” means any action, cause of action, claim, demand, suit, proceeding, citation, summons, subpoena, inquiry or investigation of any nature, civil, criminal, regulatory or otherwise, in law or in equity, pending or threatened, by or before any court, tribunal, arbitrator or other Governmental Authority.

“LLC Act” means the Delaware Limited Liability Company Act, 6 Del. C.§18-101, et seq., as amended from time to time (and any corresponding provisions of succeeding law)

“Loss” means any claims, demands, damage, disbursement, expense, tax, liability, judgment, loss, deficiency, obligation, penalty, royalty, Litigation, settlement or out-of-pocket cost, of any kind or nature (whether civil or criminal, or based on negligence, trespass, intentional tort, strict liability, contribution or indemnification, whether absolute or contingent, accrued or unaccrued, liquidated or unliquidated or otherwise and whether or not resulting from third party claims), whether foreseeable or unforeseeable, including interest or other carrying costs, penalties, and related reasonable legal, accounting and other professional fees and expenses (including in connection with the investigation or defense of any of the foregoing or in asserting, preserving or enforcing rights).

“MCOP” has the meaning set forth in Recital C of this Agreement.

“MCOP Interest” means Televisa MCOP’s 30% general partner interest in MCOP and all of Televisa MCOP’s rights, title and interest in, to, under and with respect thereto, including all of Televisa MCOP’s interest in the profits, losses and capital of MCOP or MCOP LLC, as applicable, attributable thereto.

“MCOP LLC” has the meaning set forth in Section 4.1(a)(ii).

“MCOP LLC Agreement” has the meaning set forth in Section 4.1(a)(iii).

“MCOP Partnership Agreements” means, collectively, each of the agreements set forth in Exhibit 1 attached hereto, as the same may be amended, restated or replaced by the MCOP LLC Agreement as contemplated in this Agreement.

“MCOP Transponder Agreement” has the meaning set forth in Recital E of this Agreement.

“MCOP Unanimous Written Consent of Members” has the meaning set forth in Section 4.1(a)(iv).

“MTS Transactions” has the meaning set forth in Recital I of this Agreement.

“Multi-Country MOU” means the Multi-Country DTH Platform Memorandum of Understanding among News, Globo, Televisa and Tele-Communications International, Inc. executed by all parties other than Globo on or around July 24, 1996.

“News” has the meaning set forth in Recital I of this Agreement.

“News Transactions” has the meaning set forth in Recital I of this Agreement.

“Organizational Documents” means, with respect to any Person that is not a natural person, the certificate or articles of incorporation, the articles of association, bylaws, stockholders agreement or comparable organizational documents for such Person.

“PanAmSat” has the meaning set forth in Recital E of this Agreement.

“Parties” means Televisa, Televisa DTH and DIRECTV.

“Partnership Act” means the Delaware Revised Uniform Partnership Act, 6 Del. C.§15-101, et seq., as amended from time to time (and any corresponding provisions of succeeding law).

“Partnership Agreements” means, collectively, the MCOP Partnership Agreements and the Sky Partners Partnership Agreements.

“Permitted Liens” means any Liens under applicable securities laws or under the Partnership Agreements or the Transaction Documents, other than any restriction thereunder limiting or prohibiting Televisa’s or Televisa DTH’s ability to make the transfers necessary to consummate the transactions contemplated by this Agreement.

“Person” means any natural person, firm, corporation, limited liability company, limited partnership, general partnership, joint stock company, joint venture, association, company, trust, bank trust company, land trust, business trust or other organization, whether or not a legal entity, and any Governmental Authority.

“ProgramCo” means Entertainment Programming Latin America, LLC, a Delaware limited liability company and a wholly owned subsidiary of ServiceCo.

“ServiceCo” means Sky Latin America, LLC, a Delaware limited liability company and a wholly-owned subsidiary of Sky Partners.

“SESLA” means SESLA, Inc., a Delaware corporation and a Controlled Affiliate of News as of the date hereof and, following the consummation of the News Transactions, a Controlled Affiliate of DIRECTV.

“Sky Partners” has the meaning set forth in Recital D of this Agreement.

“Sky Partners Interest” means Televisa DTH’s 30% general partner interest in Sky Partners and all of Televisa DTH’s rights, title and interest in, to, under and with respect thereto, including all of Televisa DTH’s interest in the profits, losses and capital of Sky Partners attributable thereto.

“Sky Partners Partnership Agreements” means, collectively, each of the agreements set forth in Exhibit 2 attached hereto.

“Subsequent Closing” has the meaning set forth in Section 5.4.

“Subsequent Closing Date” has the meaning set forth in Section 5.4.

“Techco” has the meaning set forth in Recital D of this Agreement.

“Televisa” has the meaning set forth in the preamble to this Agreement.

“Televisa DTH” has the meaning set forth in the preamble to this Agreement.

“Televisa Group” means Televisa and its Controlled Affiliates.

“Televisa MCOP” has the meaning set forth in Recital B of this Agreement.

“Televisa MCOP Common Shares” has the meaning set forth in Recital B of this Agreement.

“Televisa MCOP Common Stock” has the meaning set forth in Recital B of this Agreement.

“Televisa MCOP Preferred Shares” has the meaning set forth in Recital B of this Agreement.

“Televisa MCOP Preferred Stock” has the meaning set forth in Recital B of this Agreement.

“Televisa MCOP Shares” has the meaning set forth in Recital B of this Agreement.

“Televisa/PanAmSat Guaranty” has the meaning set forth in Recital F of this Agreement.

“Televisa Party Indemnitees” has the meaning set forth in Section 8.4.

“Transaction Documents” means, collectively, any agreements or documents required to be delivered pursuant to this Agreement.

ARTICLE 2

PURCHASE AND SALE OF SKY PARTNERS INTEREST

AND THE DTH SHARES

2.1 Purchase of Sky Partners Interest at the Initial Closing. Subject to delivery of the documents set forth in Section 5.3, at the Initial Closing, which shall occur upon the full execution and delivery of this Agreement:

(a) Televisa shall cause Televisa DTH to sell, assign and transfer to DIRECTV or its designee, and DIRECTV shall purchase or shall cause such designee to purchase from Televisa DTH, the Sky Partners Interest, free and clear of all Liens (other than Permitted Liens); and

(b) Televisa shall cause Televisa DTH to assign to DIRECTV or its designee, and DIRECTV shall assume or shall cause such designee to assume, all of Televisa DTH’s rights and obligations in, to, under and with respect to each of the Sky Partners Partnership Agreements.

2.2 Purchase of Televisa MCOP Shares at the Subsequent Closing. Subject to satisfaction or waiver of the conditions set forth in Section 2.3, at the Subsequent Closing:

(a) Televisa shall cause DTH LLC to sell, assign and transfer to DIRECTV or its designee, and DIRECTV shall purchase or shall cause such designee to purchase from Televisa (or its designee), the Televisa MCOP Common Shares free and clear of all Liens (other than Permitted Liens); and

(b) Televisa shall cause Galavision to sell, assign and transfer to DIRECTV or its designee, and DIRECTV shall purchase or shall cause such designee to purchase, the Televisa MCOP Preferred Shares free and clear of all Liens (other than Permitted Liens).

2.3 Conditions to Subsequent Closing.

(a) Conditions to Each Party’s Obligations. The obligations of the Parties under this Agreement to consummate the Subsequent Closing are subject to the satisfaction, or waiver by the Party seeking to enforce the condition in its sole discretion, at or prior to the Subsequent Closing of each of the following conditions:

(i) No temporary restraining order, preliminary or permanent injunction, or other order issued by any court of competent jurisdiction or other legal restraint or prohibition shall be in effect (A) preventing the consummation of the Subsequent Closing, or (B) threatening material adverse action against any Party if the Subsequent Closing is consummated (each Party agreeing to use its commercially reasonable efforts to have any such order, injunction or threat lifted or withdrawn).

(ii) No action shall have been taken nor any Law shall have been enacted by any Governmental Authority after the date hereof that makes the consummation of the Subsequent Closing illegal.

(b) Conditions to DIRECTV’s Obligations. The obligations of DIRECTV under this Agreement to consummate the Subsequent Closing are subject to, in addition to the conditions set forth in Section 2.3(a), the satisfaction, or waiver by DIRECTV in its sole discretion, at or prior to the Subsequent Closing of each of the following conditions:

(i) The representations and warranties made by Televisa in this Agreement shall be true and correct when made, and on and as of the Subsequent Closing Date as though such representations and warranties were made on and as of such date, except to the extent any such representation or warranty is made as of a specified date, in which case such representation or warranty shall be true and correct as of such specified date.

(ii) Televisa shall have complied in all material respects with all covenants hereunder required to be complied with by it prior to the Subsequent Closing Date.

(iii) Televisa shall have delivered to DIRECTV a certificate duly executed by an authorized officer certifying satisfaction of the conditions to the Subsequent Closing set forth in Section 2.3(b)(i) and Section 2.3(b)(ii).

(iv) DIRECTV shall have received (the “CNTV Condition”) (A) the approval by the Colombian Comisión Nacional de Televisión (the “CNTV”) of, or confirmed that the CNTV has no objection to, the transfer of control of Sky Colombia, S.A. to DIRECTV (the “CNTV Consent”) or (B) an opinion of counsel reasonably satisfactory to DIRECTV that the CNTV Consent is not required.

(c) Conditions to Televisa’s Obligations. The obligations of Televisa under this Agreement to consummate the Subsequent Closing are subject to, in addition to the conditions set forth in Section 2.3(a), the satisfaction, or waiver by Televisa in its sole discretion, at or prior to the Subsequent Closing of each of the following conditions:

(i) The representations and warranties made by DIRECTV in this Agreement shall be true and correct when made, and on and as of the Subsequent Closing

Date as though such representations and warranties were made on and as of such date, except to the extent any such representation or warranty is made as of a specified date, in which case such representation or warranty shall be true and correct as of such specified date; and

(ii) DIRECTV shall have complied in all material respects with all covenants hereunder required to be complied with by DIRECTV prior to the Subsequent Closing Date.

(iii) DIRECTV shall have delivered to Televisa a certificate duly executed by an authorized officer certifying satisfaction of the conditions to the Subsequent Closing set forth in Section 2.3(c)(i) and 2.3(c)(ii).

(iv) A Final Determination has been reached with respect to the IRS Tax Audit.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES

3.1 Representations and Warranties of Televisa and Televisa DTH. As of the date hereof and as of a Closing (except to the extent any representation or warranty is made as of a specified date, in which case such representation and warranty shall be made as of such date), Televisa hereby represents and warrants to DIRECTV as follows:

(a) Due Organization. Televisa is a corporation duly incorporated and validly existing under the laws of Mexico. DTH LLC is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware. Televisa MCOP is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware. Galavision is a corporation duly incorporated and validly existing under the laws of Mexico.

(b) Authority. Televisa has the requisite corporate or other similar power and authority to execute and deliver this Agreement and to perform its obligations hereunder, and Televisa and its Affiliates have the requisite corporate, limited liability company, partnership or other similar power and authority to execute and deliver each Transaction Document to which they shall be a party and to perform their obligations thereunder. Televisa has the requisite corporate power and authority to cause its Affiliates to take the actions specified herein to be taken thereby.

(c) Binding Obligation. This Agreement has been duly executed and delivered by Televisa, and when executed and delivered in accordance with this Agreement, each Transaction Document to which Televisa or its Affiliates shall be a party shall have been duly authorized, executed and delivered, and this Agreement constitutes, and when so executed and delivered by Televisa or such Affiliate each Transaction Document to which Televisa or its Affiliates shall be a party shall constitute, the valid and binding obligation of Televisa or such Affiliates, enforceable against Televisa or such Affiliates in accordance with their respective terms.

(d) No Conflicts, Etc. The execution, delivery and performance of this Agreement and the Transaction Documents by Televisa (or any of its Affiliates that is or will be a party thereto) and the consummation of the transactions contemplated hereby and thereby do not and will not violate, conflict with, contravene, result in a violation or breach of or default under, or give rise to the creation of a right of first refusal or similar right or require any payment under (with or without the giving of notice or the lapse of time or both), create in any other Person a right or claim of termination, amendment, modification, acceleration or cancellation of, or result in the creation of any Lien (or any obligation to create any Lien) upon any of the properties or assets (including the Interests and the Televisa MCOP Shares) of Televisa or such Affiliates under, (i) any provision of any of the Organizational Documents of Televisa or such Affiliates or any of the Partnership Agreements, (ii) any Contract to which Televisa or any of such Affiliates is a party or by which its properties or assets (including the Interests) may be bound, except, in the case of this clause (ii), for violations, breaches and defaults that, individually and in the aggregate, would not reasonably be expected to have or result in a material adverse effect on Televisa’s or such Affiliate’s right or ability to perform its obligations hereunder or thereunder. Except for the CNTV Consent or as set forth on Schedule 3.1(d) (which such schedule may be updated by Televisa with respect to Governmental Consents only and only in the event of a relevant change in applicable law (or interpretation thereof by a Governmental Authority)), no Consent is required to be obtained or made by Televisa or such Affiliate in connection with the execution, delivery and performance of this Agreement or the Transaction Documents or the consummation of the transactions contemplated hereby or thereby, except for Consents the failure of which to be made or obtained, individually and in the aggregate, would not reasonably be expected to have or result in a material adverse effect on Televisa’s or such Affiliate’s right or ability to perform its obligations hereunder or thereunder.

(e) Televisa MCOP Capitalization. The authorized capital stock of Televisa MCOP consists solely of (i) ten thousand (10,000) shares of Televisa MCOP Common Stock, of which only the Televisa MCOP Common Shares are issued and outstanding and (ii) ten thousand (10,000) shares of Televisa MCOP Preferred Stock, of which one thousand (1,000) shares have been designated as Series A Preferred Stock, and only the Televisa MCOP Preferred Shares are issued and outstanding. All of the Televisa MCOP Shares are duly authorized, validly issued and outstanding, fully paid and nonassessable. No shares of capital stock of Televisa MCOP are held in the treasury of Televisa MCOP or have been reserved for any purpose. There are no outstanding (i) securities convertible into or exchangeable or exercisable for any capital stock of Televisa MCOP or other securities of Televisa MCOP, (ii) options, rights (preemptive or otherwise) or warrants or other rights to purchase or to subscribe for any capital stock or other securities of Televisa MCOP, or (iii) Contracts affecting or relating to the voting, issuance, purchase, redemption, repurchase or transfer of any capital stock or other securities of Televisa MCOP, except as contemplated in this Agreement.

(f) Title to Televisa MCOP Shares. DTH LLC has record and beneficial ownership of all of the Televisa MCOP Common Shares. Galavision has record and beneficial ownership of all of the Televisa MCOP Preferred Shares. Each of DTH LLC and Galavision has good, valid and marketable title, free and clear of all Liens (other than Permitted Liens), to all of the Televisa MCOP Shares owned by it, with full right and lawful authority to sell and transfer the Televisa MCOP Shares owned by it to DIRECTV or its designee pursuant to this Agreement. At the Subsequent Closing, DIRECTV or its designee will acquire good, valid and marketable title to the Televisa MCOP Shares, free and clear of all Liens (other than Permitted Liens), except any Liens created by DIRECTV or such designee or their respective Affiliates.

(g) Title to Interests. Schedule 3.2(g) reflects the record and beneficial ownership interests of all of the partners in MCOP and Sky Partners. The Interests represent all of Televisa’s and Televisa MCOP’s direct and indirect interest in each of Sky Partners and MCOP, respectively, and such Interests are duly authorized and validly issued and outstanding. As of the date hereof, (i) Sky Partners has record and beneficial ownership of all of the issued and outstanding equity and other ownership interests of ServiceCo and (ii) ServiceCo has record and beneficial ownership of all of the issued and outstanding equity and other ownership interests of ProgramCo. Other than such interest in ProgramCo, ServiceCo does not own any direct or indirect equity or other ownership interest in any other Person. ProgramCo does not own any direct or indirect equity or other interest in any Person. Except as required under any of the MTS Transactions or as set forth in any of the Partnership Agreements, to Televisa’s Knowledge, there are no outstanding (i) securities convertible into or exchangeable or exercisable for the partnership interests of MCOP or Sky Partners or other securities of MCOP or Sky Partners, (ii) options, rights (preemptive or otherwise), or warrants or other rights to purchase or to subscribe for any partnership interests or other securities of MCOP or Sky Partners, or (iii) Contracts affecting or relating to the voting, issuance, purchase, redemption, repurchase or transfer of the partnership interests or other securities of MCOP or Sky Partners.

(h) Organizational Documents. None of Televisa, DTH LLC or Galavision is in violation, breach or default of or under any of its Organizational Documents or any Contracts with MCOP or Sky Partners.

(i) No Other Operations or Liabilities of Televisa MCOP. Other than with respect to or arising out of the MCOP Interest (including Televisa MCOP’s rights and obligations under the MCOP Partnership Agreements), Televisa MCOP (i) does not conduct, and has never conducted, any business or operations of any kind whatsoever, (ii) does not hold or own, and has never held or owned, any right, title or interest in, under or to any assets or property of any kind whatsoever and (iii) is not subject to any Liabilities, and has never been subject to any Liabilities, except for Liabilities associated with Televisa MCOP’s incorporation or continuation of its corporate existence in an aggregate amount that does not exceed $20,000. No Liabilities of Televisa MCOP will be transferred or assigned to, or otherwise give rise to any Liability of, DIRECTV or its designee as a result of the Subsequent Closing, other than Liabilities with respect to the MCOP Interest and Televisa MCOP’s rights and obligations under the MCOP Partnership Agreement and only insofar as such Liabilities relate to the operation of the DTH Business by MCOP.

3.2 Representations and Warranties of DIRECTV. As of the date hereof and as of each Closing (except to the extent any representation or warranty is made as of a specified date, in which case such representation and warranty shall be made as of such date), DIRECTV hereby represents and warrants to Televisa as follows:

(a) Due Organization. DIRECTV is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.

(b) Authority. DIRECTV has the requisite corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder, and each of DIRECTV and its Affiliates has the requisite corporate or other similar power and authority to execute and deliver each Transaction Document to which it is a party and to perform its obligations thereunder. DIRECTV has the requisite corporate power and authority to cause its Affiliates to take the actions specified herein to be taken thereby.

(c) Binding Obligation. This Agreement has been duly executed and delivered by DIRECTV, and when executed and delivered in accordance with this Agreement each Transaction Document to which DIRECTV or its Affiliates shall be a party, shall have been duly authorized, executed and delivered by DIRECTV and such Affiliates, and this Agreement constitutes, and when so executed and delivered each Transaction Document to which DIRECTV or its Affiliates shall be a party shall constitute, the valid and binding obligation of DIRECTV and such Affiliates, enforceable against DIRECTV and such Affiliates in accordance with their respective terms.

(d) No Conflicts, Etc. The execution, delivery and performance of this Agreement and the Transaction Documents by DIRECTV (or any of its Affiliates that is a party thereto) and the consummation of the transactions contemplated hereby and thereby do not and will not conflict with, contravene, result in a violation or breach of or default under, or give rise to the creation of a right of first refusal, or similar right or require any payment under (with or without the giving of notice or the lapse of time or both), create in any other Person a right or claim of termination, amendment, modification, acceleration or cancellation of, or result in the creation of any Lien (or any obligation to create any Lien) upon any of the properties or assets of DIRECTV or such Affiliates under, (i) any provision of any of the Organizational Documents of DIRECTV or such Affiliates, (ii) any Contract to which DIRECTV or such Affiliate is a party or by which its properties or assets may be bound, except, in the case of this clause (ii), for violations, breaches and defaults that, individually and in the aggregate, would not reasonably be expected to have or result in a material adverse effect on DIRECTV’s or such Affiliate’s right or ability to perform its obligations hereunder or thereunder. Except for the CNTV Consent or as set forth on Schedule 3.2(d) (which such schedule may be updated by DIRECTV with respect to Governmental Consents only and only in the event of a relevant change in applicable law (or interpretation thereof by a Governmental Authority)), no Consent is required to be obtained or made by DIRECTV or such Affiliates in connection with the execution, delivery and performance of this Agreement or the Transaction Documents or the consummation of the transactions contemplated hereby or thereby, except for Consents the failure of which to be made or obtained, individually and in the aggregate, would not reasonably be expected to have or result in a material adverse effect on DIRECTV’s or such Affiliate’s right or ability to perform its obligations hereunder or thereunder.

ARTICLE 4

CERTAIN COVENANTS

4.1 Organizational Documents.

(a) MCOP Organizational Documents. On the date that DIRECTV and Globo execute and deliver the Globo Purchase Agreement, the Parties shall cause the following actions with respect to MCOP to be taken:

(i) the then current partners in MCOP (i.e., SESLA holding a 30% general partner interest, Liberty MCOP holding a 10% general partner interest, DTH USA holding a 30% general partner interest and Televisa MCOP holding a 30% general partner interest) shall execute and deliver to each other the First Amendment to Agreement of General Partnership of MCOP, in accordance with the latest draft distributed to the Parties on or about the date hereof (with such changes thereto which are reasonably acceptable to the parties thereto); then

(ii) DIRECTV shall cause MCOP to be converted into a Delaware limited liability company named Sky Multi-Country Partners, LLC (“MCOP LLC”), pursuant to Section 18-214 of the LLC Act and Section 15-903 of the Partnership Act; then

(iii) the members of MCOP LLC (i.e., SESLA holding a 30% member interest, Liberty MCOP holding a 10% member interest, DTH USA holding a 30% member interest and Televisa MCOP holding a 30% member interest) shall execute and deliver to each other the Limited Liability Company Operating Agreement of MCOP LLC (the “MCOP LLC Agreement”), in accordance with the latest draft distributed to the Parties on or about the date hereof; and then

(iv) the members of MCOP LLC shall execute and deliver the Unanimous Written Consent of Members (the “MCOP Unanimous Written Consent of Members”), in accordance with the latest draft distributed to the Parties on or about the date hereof; and then

(v) the then current partners in Techco (i.e., DIRECTV or its designee holding a 70% general partner interest and Televisa holding a 30% general partner interest) shall execute and deliver to each other the Second Amended and Restated Agreement of Partnership of Techco (the “Amended and Restated Techco Partnership Agreement”), in substantially the form of the draft distributed among the Parties on or about the date hereof.

4.2 Publicity/Confidentiality.

(a) Except as required by Law or any Governmental Authority, or the requirements of any applicable stock exchange, no public disclosure or publicity concerning the subject matter of this Agreement or the Transaction Documents will be made without the prior approval of each of the Parties.

(b) Each Party shall, except to the extent required by any Governmental Authority, keep confidential, and shall use its commercially reasonable efforts, fully commensurate with those which it employs for the protection of comparable information of its own, to cause to be kept confidential by its Affiliates, employees and representatives, all information disclosed prior to the date hereof or hereafter to any such Persons in connection with this Agreement, the Transaction Documents and the consummation of the transactions contemplated hereby, and none of such information shall be used in any manner other than in connection with this Agreement and the Transaction Documents. The provisions of this Section 4.2(b) shall not be applicable to information (i) that is public knowledge or becomes public knowledge through no fault of the receiving Party or its representatives, (ii) required to be disclosed by Law, the rules of any national stock exchange or governmental order (including pursuant to, or in connection with, any filing under applicable disclosure Laws or the applicable rules of any national stock exchange) or (iii) that was already in the possession of the disclosing Party and not subject to an obligation of confidentiality.

4.3 Reasonable Best Efforts. Upon the terms and subject to the conditions set forth in this Agreement, each Party will use all reasonable best efforts to take or cause to be taken all actions, and to do, or cause to be done, all things necessary, proper or advisable under applicable Laws to consummate and make effective in the most expeditious manner practicable, the transactions contemplated by this Agreement, including the obtaining of all necessary Consents, if any, from any Governmental Authority (including the CNTV Consent) and the making of all necessary registrations and filings and the taking of all commercially reasonable steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by any Governmental Authority. Each Party will promptly consult with the other Party and provide necessary information with respect to all filings made by such Party with any agency or authority in connection with this Agreement and the transactions contemplated hereby. Televisa further agrees to copy DIRECTV on all such correspondence relating to this Section 4.3 and periodically advise DIRECTV as to the status of all such matters relating to this Section.

4.4 Operating Covenants. Except as may be expressly provided in this Agreement, (including this Section 4.4) or as expressly required by Law, Televisa shall not, and shall cause its Affiliates not to: (a) sell, transfer, pledge, encumber, assign or otherwise dispose of any Televisa MCOP Shares; (b) grant any proxies for any Televisa MCOP Shares; (c) deposit any Televisa MCOP Shares into a voting trust or enter into a voting agreement with respect to any Televisa MCOP Shares, or tender or exchange any Televisa MCOP Shares in any transaction; (d) permit Televisa MCOP to issue any capital stock of Televisa MCOP, any options, warrants or other rights to subscribe for or purchase any such capital stock, any securities convertible into or exchangeable or exercisable for such capital stock, or issue or sell any securities of any kind whatsoever of Televisa MCOP; (e) redeem, purchase or otherwise acquire any Televisa MCOP Shares; (f) effect a split, reclassification or other change in or of the Televisa MCOP Shares; (g) enter into or effect any merger, consolidation, amalgamation or other business combination, acquisition, disposition, reorganization, restructuring, recapitalization, tender offer, exchange offer, liquidation or winding up (or any other transaction which has the same effect as any of the foregoing), involving or affecting Televisa MCOP; (h) amend the certificate of incorporation, bylaws or other Organizational Documents of Televisa MCOP; (i) borrow any funds, or directly or indirectly guarantee or agree to guarantee the Liabilities of others; (j) make any loan or advance to any Person; (k) permit a Lien to be placed on any of Televisa MCOP’s assets (including the MCOP Interest); (l) violate any Laws; (m) take any action, or permit any action to be taken, which is intended or reasonably likely to have the effect of causing any of Televisa’s or Televisa DTH’s representations or warranties hereunder to be untrue or incorrect as of the Subsequent Closing (including Sections 3.1(d) or 3.1(i)) or otherwise preventing or disabling Televisa or any of its Affiliates from having the right or ability to perform its obligations under this Agreement; (n) sell, transfer, pledge, encumber or otherwise dispose of all or any portion of the MCOP Interest; (o) fail to maintain the valid existence and good standing of Televisa MCOP under the laws of the State of Delaware; or (p) enter into any Contract with respect to any of the foregoing.

4.5 Certain Televisa Matters. Notwithstanding anything to the contrary in this Agreement, Televisa shall have no obligation to provide any funding of any nature whatsoever to, or any guarantees for the benefit of, MCOP, MCOP LLC or any of its Controlled Affiliates or Televisa MCOP.

ARTICLE 5

THE CLOSINGS

5.1 Place of Closings. The Closings of the transactions contemplated in this Agreement shall take place at the offices of Hogan & Hartson L.L.P. located at 875 Third Avenue, New York, NY 10022, U.S.A., or such other location as shall be mutually agreeable to the Parties. Each of the Closings shall be deemed to occur as of the close of business on the respective Closing Date.

5.2 Initial Closing Date. The Closing of the transactions described in Section 2.1 (the “Initial Closing”) shall take simultaneously with the execution and delivery of this Agreement.

5.3 Initial Closing Deliveries.

(a) Televisa’s Initial Closing Deliveries. At the Initial Closing, Televisa shall deliver or cause to be delivered to DIRECTV each of the following:

(i)	three (3) original counterparts to the Acknowledgment, Consent and Agreement attached as Annex F hereto, duly executed by Televisa;

(ii)	three (3) original counterparts to the Release of Globo attached as Annex G, duly executed by Televisa;

(iii)	three (3) original counterparts to the Release of Liberty attached as Annex H, duly executed by Televisa;

(iv)	three (3) original counterparts to the Release of News attached as Annex I, duly executed by Televisa; and

(v)	the Assignment and Assumption of Partnership Interests Agreement, duly executed by Televisa DTH.

(b) DIRECTV’s Initial Closing Deliveries. At the Initial Closing, DIRECTV shall deliver or cause to be delivered to Televisa each of the following.

(i)	the Acknowledgment, Consent and Agreement attached as Annex J hereto, duly executed by News;

(ii)	the Acknowledgment, Consent and Agreement attached as Annex K hereto, duly executed by Liberty;

(iii)	the Acknowledgment, Consent and Agreement attached as Annex L hereto, duly executed by Globo;

(iv)	the Release of Televisa attached as Annex M hereto, duly executed by News, Globo and Liberty; and

(v)	the Assignment and Assumption Agreement, duly executed by DIRECTV or its designee.

5.4 Subsequent Closing Date. The Closing of the transactions described in Section 2.2 (the “Subsequent Closing”) shall take place on the third Business Day immediately following the day on which all of the conditions set forth in Section 2.3 shall be satisfied or waived, or at such other time and place as the Parties shall agree (the “Subsequent Closing Date”).

5.5 Subsequent Closing Deliveries.

(a) Televisa’s Subsequent Closing Deliveries. At the Subsequent Closing, Televisa shall deliver or cause to be delivered to DIRECTV:

(i)	a certificate(s) representing the Televisa MCOP Shares, duly endorsed in blank or with duly executed stock powers attached;

(ii)	the certificate of incorporation of Televisa MCOP, as amended, as certified by the Secretary of the Company as of the Subsequent Closing Date as being true, correct and complete, and as certified by the Secretary of State of the State of Delaware not more than five (5) days prior to the Subsequent Closing Date;

(iii)	the bylaws of Televisa MCOP, as amended, as certified by the Secretary of the Company as of the Subsequent Closing Date as being true, correct and complete;

(iv)	a good standing certificate for Televisa MCOP as of a date not more than five (5) days prior to the Subsequent Closing Date issued by the Secretary of State of the State of Delaware;

(v)	all of Televisa MCOP’s Books and Records (although Televisa shall be permitted to retain copies of such books and records);

(vi)	the written resignations of all of the current members of the Board of Directors of Televisa MCOP (effective as of the Subsequent Closing Date);

(vii)	the certificate pursuant to Section 2.3(b)(iii); and

(viii)	such other documents as DIRECTV may reasonably request to give effect to the transactions contemplated at the Subsequent Closing.

(b) DIRECTV’s Closing Deliveries. At the Subsequent Closing, DIRECTV shall deliver or cause to be delivered to Televisa:

(i)	the certificate pursuant to Section 2.3(c)(iii); and

(ii)	such other documents as Televisa may reasonably request to give effect to the transactions contemplated at the Subsequent Closing.

ARTICLE 6

CERTAIN ADDITIONAL RIGHTS OF TELEVISA

6.1 MCOP Interest Substitution. Notwithstanding anything to the contrary contained in this Agreement, if all of the conditions set forth in Section 2.3 have been satisfied or waived, Televisa shall have the option to cause Televisa MCOP to sell, assign and transfer to DIRECTV or its designee the MCOP Interest, free and clear of all Liens (other than Permitted Liens), on the terms set forth in this Agreement for the Subsequent Closing (with such adjustments as are necessary to reflect the differences between the Televisa MCOP Shares and the MCOP Interest), in lieu of causing DTH LLC and Galavision to sell, assign and transfer their respective Televisa MCOP Shares pursuant to Section 2.2.

ARTICLE 7

ADDITIONAL AGREEMENTS

7.1 No Rights or Obligations for Televisa Regarding Sky Partners and MCOP.

(a) Initial Closing. From and after the Initial Closing, Televisa and its Affiliates shall have no further rights or obligations under the Sky Partners Partnership Agreements and shall cease to be a partner (or any other equityholder) in Sky Partners. From and after the Initial Closing, Televisa and its Affiliates shall have no further Liabilities or obligations under the MCOP LLP Agreement or the MCOP Partnership Agreements (other than Liabilities for Losses covered by Section 8.3(iii)).

(b) Subsequent Closing. From and after the Subsequent Closing, Televisa and its Affiliates shall have no further rights under the MCOP Partnership Agreements and shall cease to be a partner (or any other equityholder) in MCOP (or MCOP LLC).

ARTICLE 8

TERMINATION; INDEMNIFICATION

8.1 Termination. This Agreement shall be terminated only upon the agreement of the Parties to terminate this Agreement.

8.2 Survival. All representations, warranties, covenants, indemnities and other agreements made herein by any Party shall survive the execution and delivery of this Agreement, any investigation, audit or inspection at any time made by or on behalf of any Party, and the Closings, without limitation.

8.3 Indemnification by Televisa. Subject to the provisions of this Article 8, Televisa shall defend, indemnify and hold harmless DIRECTV and its Affiliates, and each officer, director, employee, representative and successor and permitted assign of any of the foregoing (collectively, the “DIRECTV Party Indemnitees”), from and against, and pay or reimburse the applicable DIRECTV Party Indemnitee for, any and all Losses incurred or suffered by a DIRECTV Party Indemnitee resulting from or arising out of: (i) any inaccuracy in any representation or warranty when made or deemed made by Televisa herein; (ii) any failure of Televisa or any of its Affiliates to perform any covenant or agreement hereunder or fulfill any other obligation in respect hereof; and (iii) any Losses of Televisa MCOP arising out of or relating to a Final Determination with respect to the IRS Tax Audit, whether for the periods covered by such IRS Tax Audit or for any subsequent periods thereafter but prior to the date hereof (it being understood and agreed that any use or disallowance of any net operating losses or other tax attributes of Televisa MCOP in any period resulting from, arising out of or relating to the IRS Tax Audit shall not be a Loss for this purpose).

8.4 Indemnification by DIRECTV. Subject to the provisions of this Article 8, DIRECTV shall defend, indemnify and hold harmless Televisa and its Affiliates, and each officer, director, employee, representative and successor and permitted assign of any of the foregoing (collectively, the “Televisa Party Indemnitees”), from and against, and pay or reimburse the applicable Televisa Party Indemnitee for, (A) any and all Losses incurred by Televisa Party Indemnitee resulting from or arising out of: (i) any inaccuracy in any representation or warranty when made or deemed made by DIRECTV herein; and (ii) any failure of DIRECTV or any of its Affiliates to perform any covenant or agreement hereunder or fulfill any other obligation in respect hereof and (iii) the MCOP Interest, Televisa MCOP’s status as a partner of MCOP or as a member of the joint venture established under the MultiCountry MOU, including all obligations arising under, resulting from or relating to the MCOP Partnership Agreements, whether arising before, on or after the date hereof, except for Losses covered by Section 8.3(iii).

ARTICLE 9

MISCELLANEOUS

9.1 Terms Generally. The words “hereby”, “herein”, “hereof”, “hereunder” and words of similar import refer to this Agreement as a whole (including the Exhibits, Annexes and Schedules hereto) and not merely to the specific section, paragraph or clause in which such word appears. All references herein to Articles, Sections, Exhibits, Annexes and Schedules shall be deemed references to Articles and Sections of, and Exhibits, Annexes and Schedules to, this Agreement unless the context shall otherwise require. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The definitions given for terms in this Agreement shall apply equally to both the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. Except as otherwise expressly provided herein, all references to “dollars” or “$” shall be deemed references to the lawful money of the United States of America.

9.2 Expenses. Except as otherwise specifically provided for in this Agreement, the Parties shall bear their respective expenses, costs and fees (including attorneys’ fees) in connection with the transactions contemplated hereby, including the preparation, execution and delivery of this Agreement, the Transaction Documents, whether or not the transactions contemplated hereby shall be consummated.

9.3 Notices. All notices and other communications required or permitted by this Agreement shall be made in writing, and any such notice or communication shall be delivered in person, transmitted by facsimile, mailed, certified or registered mail, return receipt requested, with postage prepaid, or sent by courier service and shall be deemed given when so received if delivered personally or by facsimile (provided that a copy is also sent by certified or registered mail or by internationally recognized courier service), or if mailed, seven calendar days after the date of mailing (three calendar days in the case of an internationally recognized courier service), as follows:

Televisa:

Grupo Televisa, S.A.
Avenida Vasco de Quiroga 2000
Edificio A, Cuarto Piso
Colonia Santa Fe Zedec
01210 Mexico, D.F.Attn: Juan S. Mijares Ortega, General Counsel
Fax: (52-55) 5261-2546
with a copy to:

Fried, Frank, Harris, Shriver & Jacobson, LLP
One New York Plaza
New York, New York 10004-1980
Attn: Joseph A. Stern, Esq.
Fax: (212) 859-8589
DIRECTV:

The DIRECTV Group, Inc.
2250 East Imperial Highway
El Segundo, CA 90245
U.S.A.
Attn: General Counsel
Tel: +1-310-964-0808
with a copy to:

DIRECTV Latin America, LLC
1211 Avenue of the Americas
New York, NY 10036
U.S.A.
Attn: General Counsel
Tel: +1-212-462-5036
Fax: +1-212-462-5060

and

Weil, Gotshal & Manges LLP
767 Fifth Avenue
New York, New York 10153
Facsimile: (212) 310-8007
Attention: Michael Lubowitz, Esq.

9.4 Governing Law; Jurisdiction.

(a) This Agreement will be governed by and construed in accordance with the laws of the State of New York, United States of America (regardless of the laws that might otherwise govern under applicable principles or rules of conflicts of law to the extent such principles or rules are not mandatorily applicable by statute and would require the application of the laws of another jurisdiction).

(b) Each of the Parties irrevocably consents and agrees that any legal action, suit or proceeding commenced to enforce any right under this Agreement shall be commenced only in the courts of the State of New York, County of New York, or of the U.S. District Court for the Southern District of New York. Each of the Parties irrevocably submits to the jurisdiction of those courts and waives, to the fullest extent permitted by law, the right to commence any such action in any other court or venue and any objection which it may now or hereafter have to the laying of the venue of any such suit, action or proceeding brought in any such courts, and any claim that any such suit, action or proceeding brought in such courts has been brought in an inconvenient forum, and further agrees that a final judgment in any such suit, action or proceeding brought in such courts shall be conclusive and binding on such Party.

(c) Televisa hereby irrevocably designates CT Corporation System (the “Process Agent”), with an office at 111 Eighth Avenue, New York, New York 10011, as its designee, appointee and agent to receive, for and on its behalf service of process in such jurisdiction in any legal action or proceedings solely with respect to the enforcement of any right under this Agreement, and such service will be deemed complete upon delivery thereof to the Process Agent, provided that in the case of any such service upon the Process Agent, the Party effecting such service will also deliver a copy thereof to Televisa by facsimile and internationally recognized courier service in accordance with Section 9.3. Televisa will take all such action as may be necessary to continue said appointment in full force and effect or to appoint another agent so that Televisa will at all times have an agent for service of process for the above purposes in New York, New York. In the event of the transfer of all or substantially all of the assets and business of the process agent (whether the Process Agent or otherwise) to any other corporation by consolidation, merger, sale of assets or otherwise, such other corporation will be substituted hereunder for the process agent with the same effect as if named herein in place of the Process Agent or such other agent. Nothing herein will affect the right of any Party to serve process in any other manner permitted by applicable law, provided that no service shall be deemed complete unless a copy of any such service is also delivered to Televisa by facsimile and internationally recognized courier service in accordance with Section 9.3. Each Party expressly acknowledges that the foregoing waiver is intended to be irrevocable under the laws of the State of New York and of the United States of America.

(d) Each Party agrees that money damages would not be a sufficient remedy for the other Party hereto for any breach of this Agreement by it, and that in addition to all other remedies the other Party may have, they shall be entitled to specific performance and to injunctive or other equitable relief as a remedy for any such breach. Each Party agrees not to oppose the granting of such relief in the event a court determines that such a breach has occurred, and to waive any requirement for the securing or posting of any bond in connection with such remedy.

9.5 Binding Effect. This Agreement shall be binding upon and inure to the benefit of the parties and their respective heirs, successors and permitted assigns.

9.6 Assignment. This Agreement shall not be assignable or otherwise transferable by any Party without the prior written consent of the other parties, and any purported assignment or other transfer without such consent shall be void and unenforceable, provided that Televisa shall have the right to assign all or any part of its rights and obligations hereunder to any of its Controlled Affiliates, and provided further that DIRECTV shall have the right to assign its rights and obligations hereunder to any of its Controlled Affiliates. In the event of any assignment by Televisa to a Controlled Affiliate, Televisa shall remain responsible for the performance in full by such Controlled Affiliate. In the event of any assignment by DIRECTV to a Controlled Affiliate thereof, DIRECTV shall remain responsible for the performance in full by such Controlled Affiliate.

9.7 No Third Party Beneficiaries. Except as provided in Article 8 with respect to indemnification of DIRECTV Party Indemnitees and the Televisa Party Indemnitees, as applicable, nothing in this Agreement shall confer any rights upon any person or entity other than the parties and their respective heirs, successors and permitted assigns.

9.8 Amendment; Waivers, etc. No amendment, modification or discharge of this Agreement, and no waiver hereunder, shall be valid or binding unless set forth in writing and duly executed by the Party against whom enforcement of the amendment, modification, discharge or waiver is sought. Any such waiver shall constitute a waiver only with respect to the specific matter described in such writing and shall in no way impair the rights of the Party granting such waiver in any other respect or at any other time. Neither the waiver by any of the parties of a breach of or a default under any of the provisions of this Agreement, nor the failure by any of the parties, on one or more occasions, to enforce any of the provisions of this Agreement or to exercise any right or privilege hereunder, shall be construed as a waiver of any other breach or default of a similar nature, or as a waiver of any of such provisions, rights or privileges hereunder.

9.9 Remedies. The rights and remedies herein provided are cumulative and none is exclusive of any other, or of any rights or remedies that any Party may otherwise have at law or in equity. The rights and remedies of any Party based upon, arising out of or otherwise in respect of any inaccuracy or breach of any representation, warranty, covenant or agreement or failure to fulfill any condition shall in no way be limited by the fact that the act, omission, occurrence or other state of facts upon which any claim of any such inaccuracy or breach is based may also be the subject matter of any other representation, warranty, covenant or agreement as to which there is no inaccuracy or breach.

9.10 Entire Agreement. This Agreement, together with the Transaction Documents and the documents governing the transactions contemplated by the DTH Agreement by and among Televisa, News, Innova, S. de R.L. de C.V., DIRECTV and DIRECTV Latin

America LLC, constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof.

9.11 Severability. Any term or provision of this Agreement which is invalid, illegal or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without rendering invalid, illegal or unenforceable the remaining terms and provisions of this Agreement or affecting the validity, illegality or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated herein are consummated as originally contemplated to the fullest extent possible.

9.12 Construction. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement.

9.13 Headings. The headings contained in this Agreement are for purposes of convenience only and shall not affect the meaning or interpretation of this Agreement.

9.14 Counterparts; Facsimile. This Agreement may be executed in several counterparts (each of which may be transmitted by facsimile), each of which shall be deemed an original and all of which shall together constitute one and the same instrument.

[signatures on following page(s)]

IN WITNESS WHEREOF, the Parties have each caused this Purchase and Sale Agreement to be duly executed and delivered on its behalf, as of the date first written above.

GRUPO TELEVISA, S.A.

By:	/s/ ALFONSO DE ANGOITIA and JUAN MIJARES
Name:	Alfonso de Angoitia and Juan Mijares
Title:	Attorneys-in-Fact

THE DIRECTV GROUP, INC.

By:	/s/ BRUCE B. CHURCHILL
Name:	Bruce B. Churchill
Title:	Executive Vice President and Chief Financial Officer